Exhibit 10.74

Incentive and Recognition Policy

To: Executive Management
From: Compensation Committee
Date:  March 7, 2005

Re: 2005 Incentive and Recognition Policy

The Compensation Committee recognizes the significantly improved condition of the Company achieved by this management team over the past 12 months, both in terms of financial health and in terms of prospects for the future. While genuinely appreciated, there remains much more to be achieved. This policy is designed to strongly motivate senior management to achieve goals that, in the judgment of the Compensation Committee, are important to the long-term success of the Company. The intent is to motivate the executive team reach for the best performance and result for the Company and its shareholders.

The six factors that will be considered in determining management bonuses are (in no order of importance and in no order of likelihood of success):

1.	Earnings per share for the year
2.	EBITDA for the year (i.e. earnings per share before interest, taxes, depreciation and amortization)
3.	NASDAQ national market listing
4.	Improved value in or transaction regarding the Company’s investment in Digital Angel
5.	Valuable VeriChip transaction or VeriChip license
6.	Revenue from VeriChip

The compensation committee recognizes that there may be situations where the long term best interest of the company and its shareholders may be in conflict with the short term achievement of a goal set out in this plan. In those rare situations, it is the clear intention of this committee that the executive team takes the initiative to come to the committee for consideration. It is clear that the primary responsibility of all the executives of the company is to perform their obligations and duties to the company and its shareholders without regard to personal short term gain. Moreover, recognizing that accounting charges occasionally do not reflect operational achievements (such as non-cash charges), such amounts would generally be excluded from calculation (as determined by the compensation committee at the time any bonuses would be calculated).

2                                            March 7, 2005

Summary of Calculation of Bonus

Each executive officer earns points for meeting or exceeding the goals as set forth in the table below. The points assigned reflect the seniority of the officer as well as the anticipated involvement of that officer in effecting the goal.

Executive Management: Scott Silverman, Kevin McLaughlin Michael Krawitz, Evan McKeown

	Silverman	McLaughlin	Krawitz	McKeown

Positive EPS (for the year)	5	2	1	3
Positive EBITDA (for the year)	5	1.5	1	2
Nasdaq national market listing	5	0.5	3	1
DA transaction: EITHER a transaction that yields [omitted for confidentiality] to Applied Digital OR maintain/improve stock price;	5	1	4	3
(A) VeriChip transaction [omitted for confidentiality] OR (B) 50% of points for major license [omitted for confidentiality]	5	2	4	2
VeriChip Corp. revenue (including eXI): 20% of points for each $2.5MM above $7.5MM (i.e. bonus would start at $10MM)	5	5	1	1

	30	12	14	12
Point Value
$50,000

Notes:
No officer can earn more than 100% of points listed for that item
EPS and EBITDA are determined after giving effect to any bonuses (i.e. EPS will only be considered positive if, after payment of any bonuses or expected payment of bonuses, EPS is positive).
Kevin McLaughlin's plan may be modified in whole or in part at discretion of comp committee if he becomes full-time CEO of VeriChip
DA Value is determined by the Compensation Committee based on the ten trading days preceding the date hereof and the ten trading days preceding the date the bonus is determined, with any adjustments the compensation committee reasonably deems appropriate.

3                                             March 7, 2005

Senior Management: Lorraine Breece

Breece

National Market listing	3
404 - No material weakness	4
Implement 404 procedures	4
Timely SEC filings	4
Improve quality of filings	2
Acquisitions: 100% if any acquisitions (excl. eXI)	1
DA transaction: EITHER a transaction that yields [omitted for confidentiality] to Applied Digital OR maintain/improve stock price;	1
VeriChip transaction	4
23

Point Value
$3,000

NOTES:
Bonus may be increased or decreased by 20% for other factors, as determined by executive management
Bonus may be increased or decreased by 20% for overall financial performance
No officer can earn more than 100% of points listed for that item

To the extent of any ambiguity or need for interpretation, the Compensation Committee shall have authority, in its sole discretion, to make final determinations. This incentive plan does not create a contract of employment or otherwise bind the Company to employ the named officer. If the officer is terminated for cause or resigns (without good cause) prior to the payment of any bonus, then no portion of the bonus shall be payable without the consent of the Compensation Committee which it may exercise in its sole discretion. If the named executive is terminated not for cause (or terminates employment with good reason), the Compensation Committee will make a pro rata adjustment based on the percentage of the goal achieved before the departure.

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